UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

FIRST COMMUNITY FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

333-185041
333-185043
Illinois	333-185044	20-4718752
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2801 Black Road, Joliet, IL	60435
(Address of Principal Executive Offices)	(Zip Code)

(815) 725-0123
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.425)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2013, First Community Financial Partners, Inc. (the “Company”), closed a private placement offering resulting in the issuance of 8.625% Subordinated Notes (the “Notes”) in the aggregate principal amount of $5.5 million. The Notes were issued in denominations of $1,000 and integral multiples thereof to EJF Capital LLC, a Delaware limited liability company, through one of its managed funds (collectively, “EJF”), and certain officers and directors of the Company.

The Notes mature on the eighth anniversary of their issuance and bear interest payable quarterly on March 31, June 30, September 30 and December 31 of each year, at an annual interest rate of 8.625%, with the first such payment to be due on December 31, 2013. Beginning on the fifth anniversary of the issuance date of the Notes (or an earlier date if the Notes cease to be deemed Tier 2 capital or the Company receives an opinion of counsel that there exists a material risk that interest payable by the Company is not, or will not be, deductible by the Company), the Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to the principal amount outstanding plus accrued but unpaid interest.

The Notes are intended to qualify as Tier 2 capital for regulatory purposes. As discussed below, the Company used most of the net proceeds from the issuance of the Notes to redeem a portion of its outstanding Series B Fixed Rate Cumulative Perpetual Preferred Stock (the “Preferred Stock”) originally issued by the Company pursuant to the Troubled Asset Relief Program Capital Purchase Program (“TARP”).

The Notes issued in the private placement were not registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and were issued pursuant to an exemption from registration under Regulation D of the rules promulgated under the Act. No commissions were paid in connection with the issuance of the Notes or in connection with this offering.

Item 8.01. Other Events.

The information provided in Item 2.03 is hereby incorporated into this Item 8.01 by reference.

On September 30, 2013, following the issuance of the Notes and the Company’s receipt of $5.5 million as a result of such issuance, the Company redeemed 7,324 shares (the “Shares”) of its outstanding Preferred Stock. The Company redeemed the Shares from EJF, which purchased 16,824 Shares of the Preferred Stock from the United States Department of the Treasury on September 13, 2012. The redemption was pursuant to a Purchase Option Agreement between the Company and EJF dated as of November 8, 2012, and effective as of November 21, 2012, as amended by a letter agreement dated September 5, 2013, extending the period for exercising the repurchase option for the Preferred Stock. The Company redeemed the Shares at a price of $728.61 per Share. The total cost of redeeming the Shares was approximately $5.3 million, which included accrued and unpaid dividends earned on the Shares through the date of redemption. The repurchase of the shares resulted in a gain attributable to common shareholders of $2.0 million.

A copy of the press release, dated September 30, 2013, announcing the issuance of the Notes and the redemption of the Shares is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

4.1
In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K certain instruments with respect to long-term debt of the registrant have been omitted but will be furnished to the Securities and Exchange Commission upon request.

99.1    Press release, dated October 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY FINANCIAL PARTNERS, INC.

Date: October 1, 2013	/s/ Glen L. Stiteley
Glen L. Stiteley
Executive Vice President and Chief Financial Officer